FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

                     This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of January 31, 2007, is by and among HARD ROCK HOTEL, INC., a Nevada corporation (the “Company”), MORGANS HOTEL GROUP CO., a Delaware corporation (“Parent”), MHG HR ACQUISITION CORP., a Nevada corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), (solely with respect to Section 1.6 and Section 1.8 hereof) 510 DEVELOPMENT CORPORATION, a California corporation (“510 Development”), and (solely with respect to Section 1.7 hereof) Peter A. Morton, an individual. Capitalized terms used but not defined in this Amendment have the respective meanings set forth in the Merger Agreement (as defined below).

                     WHEREAS, on May 11, 2006, the Company, Peter A. Morton (solely with respect to Sections 4.18(b) and 6.3 and Article IX thereof), Parent and Merger Sub entered into an Agreement and Plan of Merger (the “Merger Agreement”); and

                     WHEREAS, pursuant to Section 9.7 of the Merger Agreement, the parties desire to amend the Merger Agreement as set forth in this Amendment.

                     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Amendment, and intending to be legally bound by this Amendment, each of the parties hereto hereby agrees as follows:

ARTICLE I
AMENDMENTS

                            SECTION 1.1    [Intentionally Omitted]

                            SECTION 1.2   Amendment of Section 2.1(b). Section 2.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

     (b)    At the Effective Time, in accordance with Section 2.3, Parent shall wire or cause to be wired to an account designated by the Paying Agent an amount equal to (i) the Total Transaction Consideration (not including clause (H) of the definition thereof, which shall be determined following the Closing in accordance with Section 2.2(c)(iv)) minus (ii)(A) the Deposit as of such time and (B) the Indemnification Escrow Amount, which Indemnification Escrow Amount Parent shall deliver in escrow at the Closing to the Escrow Agent, as provided in Section 2.2(e), and (C) the Termination Amount, which Termination Amount shall be paid by Parent in accordance with the instructions of the Company and Peter A. Morton, as provided in Section 2.3(a).

SECTION 1.3 Amendment of Section 2.2(b)(i). Section 2.2(b)(i) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:
(i) No later than five Business Days prior to the Closing, the Company shall deliver to Parent a preliminary calculation of the Total

Transaction Consideration (the “Preliminary Closing Schedule“), together with an estimated balance sheet of the Company as of 11:59 p.m., Las Vegas time, on the calendar day immediately preceding the Closing Date, prepared in accordance with the Company’s customary cut-off procedures (the “Preliminary Closing Balance Sheet“). The Preliminary Closing Balance Sheet shall be prepared in accordance with GAAP and in accordance with the accounting policies and procedures of the Company in effect on the date hereof. The Preliminary Closing Schedule shall set forth a good faith estimate of the amount of Working Capital of the Company as of 11:59 p.m., Las Vegas time, on the calendar day immediately preceding the Closing Date, determined in accordance with the Company’s customary cut-off procedures (such estimate, the “Estimated Working Capital“), and a good faith estimate of the amount of Cage Cash of the Company as of 11:59 p.m., Las Vegas time, on the calendar day immediately preceding the Closing Date, determined in accordance with the Company’s customary cut-off procedures (such estimate, the “Estimated Cage Cash“), in each case based on the Preliminary Closing Balance Sheet.

SECTION 1.4 Amendment of Section 2.2(c)(i). Section 2.2(c)(i) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

     (i) As soon as reasonably practical following (but not more than 30 days after) the Closing Date, the Surviving Corporation shall deliver to the Stockholders’ Representative a calculation of the Total Transaction Consideration (the “Closing Schedule“), together with an unaudited balance sheet of the Company as of 11:59 p.m., Las Vegas time, on the calendar day immediately preceding the Closing Date, prepared in accordance with the Company’s customary cut-off procedures (the “Closing Balance Sheet“). The Closing Balance Sheet shall be prepared in accordance with GAAP and in accordance with the accounting policies and procedures of the Company in effect on the date hereof. The Closing Schedule shall set forth the Working Capital of the Company as of 11:59 p.m., Las Vegas time, on the calendar day immediately preceding the Closing Date, determined in accordance with the Company’s customary cut-off procedures (the “Closing Date Working Capital“), and the amount of Cage Cash of the Company as of 11:59 p.m., Las Vegas time, on the calendar day immediately preceding the Closing Date, determined in accordance with the Company’s customary cut-off procedures (the “Closing Date Cage Cash“).

SECTION 1.5 Amendment of Section 4.1. The preface of Section 4.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

     (i) From the date of this Agreement through to 11:59 p.m., Las Vegas time, on the calendar day immediately preceding the Closing Date (after which time and until the Effective Time, the Company agrees not to (x) make any payments of any kind, (y) treat or handle Cage Cash or (z) incur any liabilities whatsoever, in the case of each of clauses (x), (y) and (z), except in the ordinary course of business consistent with past practice or with the approval in writing of Parent (such approval to be given at Parent’s sole and absolute discretion)), the Company agrees that, except (i) as disclosed in Schedule 4.1 of the Company Disclosure Letter, (ii) as otherwise provided for in this Agreement or the Other Transaction Documents, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld or delayed) or (iv) with respect to the Selected Memorabilia:

SECTION 1.6 Amendment of Section 4.5. Section 4.5 of the Merger Agreement is hereby amended by adding the following new subsections (j) and (k) thereto:

   (j)   Following the Closing, (A) Parent, on the one hand, shall, and shall cause the Surviving Corporation and its Affiliates and representatives to, and (B) 510 Development, on the other hand, shall, and shall cause its Affiliates and representatives to, in each case, cooperate with the other (and the other’s Affiliates and representatives, including accountants and counsel) to provide the other, upon reasonable notice and during normal business hours, at the sole expense of the requesting party, with all information, documents and access (including any access to personnel and books and records) reasonably requested by the requesting party in connection with the business or operations of the Company (including in connection with any audit, investigation or other inquiry by the Internal Revenue Service or any other governmental agency of the Basic Savings Plan, approved as of July 22, 2003 (the “510 401(k) Plan)). The provisions of this Section 4.5(j) shall survive the Closing.

  (k)  Following the Closing, Parent shall cause the Surviving Corporation to reimburse 510 Development for the reasonable out of pocket costs and expenses (including fees of auditors) incurred by 510 Development of any audits required by the United States Department of Labor to be conducted with respect to the 510 401(k) Plan for fiscal years 2006 and 2007 (or any portion thereof), provided that (i) the Surviving Corporation’s share of the cost of such audits shall not exceed $80,000 in the aggregate, and (ii) 510 Development shall promptly deliver to the Surviving Corporation a copy of the Form 5500 filed with respect to the 510 401(k) Plan for fiscal years 2006 and 2007 (or any portion thereof). The provisions of this Section 4.5(k) shall survive the Closing.

SECTION 1.7 Amendment to Definition of Termination Amount; Arrangements for Selected Memorabilia; Amendment of Section 1.3.

     (a) The definition of “Termination Amount” in Section 8.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Termination Amount” means an aggregate amount in cash equal to Thirty-Nine Million Three Hundred Thousand Dollars ($39,300,000).

                                                 (b) Morton acknowledges that Schedule 1 hereto describes the transactions he desires to undertake with respect to the Selected Memorabilia pursuant to Section 4.16 of the Merger Agreement (the “Selected Memorabilia Arrangements”), and Parent and Merger Sub hereby consent to the Selected Memorabilia Arrangements. Morton further acknowledges that he has no right, title or interest in or to any other memorabilia owned or used by the Company other than (i) the Selected Memorabilia and (ii) memorabilia on loan to the Company from Morton, as listed in the Appraisal Report from Memphis Memorabilia, dated March 29, 2005, Data Room Index #2.07, above the caption “Memorabilia on Loan from Peter A. Morton included in Appraisal.”

   (c) Section 1.3 of the Merger Agreement is hereby amended by adding the following at the end of Section 1.3:

The parties agree that the Closing Date shall be February 1, 2007; provided, however, that, for the avoidance of doubt, if the Closing fails to occur on the date and time and at the place determined pursuant to this Section 1.3, neither the Company nor Parent shall have the right to terminate this Agreement pursuant to Section 6.1 unless the Closing fails to occur on or before February 5, 2007, which is the Outside Date.

(d) The following new Section 4.19 shall be added to the Merger Agreement:

       Section 4.19. Certain Additional Covenants. Morton shall cooperate, and shall cause his Affiliates to cooperate, with Parent’s lender to execute and deliver the following documents at Closing, to the extent that such documents are reasonable in form and substance to Morton: (a) an acknowledgement of the collateral assignment to such lender of the Indemnification Agreement, dated as of May 11, 2006, made by Peter A. Morton in favor of Parent (the “Morton Indemnity”), and (b) an acknowledgement of the collateral assignment to such lender of the Escrow Agreement and the PMR/RWB Escrow Agreement.

                              SECTION 1.8  Mr. Chow’s Lease. Subsequent to the Closing, 510 Development hereby agrees to use commercially reasonable efforts to effect, as promptly as practicable, a termination of the Mr. Chow’s Lease (as hereinafter defined) in accordance with the terms of the Mr.Chow’s Lease, without the obligation on the part of 510 Development to expend any out of pocket costs in connection therewith, but subject to the rights and obligations of the parties to the Morton Indemnity with respect to the Mr. Chow’s Lease. As used in the preceding sentence, the term “Mr. Chow’s Lease” shall mean the Lease dated December 24, 2004 between PM Realty, LLC and the Company, collectively, as landlord, and Mr. Chow of Las Vegas, LLC, as tenant, as amended. The provisions of this Section 1.8 shall survive the Closing.

SECTION 1.9 Amendment of Section 9.9. Section 9.9 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

Except as provided in Sections 4.4(a), 4.5 and 4.13, nothing herein expressed or implied shall be construed to give any Person other than the parties hereto (and their successors and assigns permitted by Section 9.8) any legal or equitable rights hereunder.

                             SECTION 1.10  Modification to Treasury Calculation Amount for Junior Notes. Notwithstanding anything to the contrary in the Merger Agreement, clause (x) in the definition of “Treasury Calculation Amount” of the Merger Agreement shall be deemed to read, with respect to the Company Junior Notes only, “the bid-sale yield on the 3.25% U.S. Treasury Note due January 15, 2009”.

ARTICLE II CONSENT AND WAIVER OF PARENT

SECTION 2.1 Bonus Payments. Notwithstanding anything to the contrary contained in the Merger Agreement, including, without limitation, Section 4.1(b) thereof, Parent hereby consents to,

and waives the application of Section 4.1(b) of the Merger Agreement to, the payments and benefits described on Schedule 2 hereto (the “Bonus Payments”); provided, however, that the parties acknowledge and agree that (i) the Bonus Payments shall not be considered retention bonuses pursuant to Section 2.2(a)(vii)(H), (ii) the Bonus Payments shall not be considered an expenditure the amount of which is added to the Total Transaction Consideration pursuant to Section 2.2(a)(vii)(G), and (iii) in accordance with the calculation of Working Capital, the amount of Working Capital as of 11:59 p.m., Las Vegas time, on the calendar day immediately preceding the Closing Date will be reduced (but without double counting) by the amount of such Bonus Payments. All such Bonus Payments will be made prior to 11:59 p.m., Las Vegas time, on the calendar day immediately preceding the Closing Date.

ARTICLE III MISCELLANEOUS

                           SECTION 3.1 Effect of Amendment. This Amendment shall not constitute an amendment or modification of any provision of, or schedule or exhibit to, the Merger Agreement not expressly referred to in this Amendment. Except as expressly amended or modified in this Amendment, the provisions of the Merger Agreement are and remain in full force and effect. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreement, document or instrument, such reference shall be deemed to be to the Merger Agreement, as amended by this Amendment.

                           SECTION 3.2 Governing Law; Jurisdiction. Except to the extent that the laws of the State of Nevada are mandatorily applicable to the Merger, this Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to the conflict of laws rules thereof other than Sections 5-1401 and 5-1402 of the New York General Obligations Law and Rule 327(b) of the New York Civil Practice Laws and Rules. Each of the parties to this Amendment irrevocably consents to the exclusive jurisdiction and venue of any state or federal district court within New York County, The City of New York, New York in connection with any matter based upon or arising out of this Amendment or the transactions under this Amendment, agrees that process may be served upon them in any manner authorized by the laws of the State of New York and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction, venue and process.

                           SECTION 3.3 Severability. If any provision of this Amendment or the application of any such provision shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment. In lieu of any such invalid, illegal or unenforceable provision, the parties to this Amendment agree to negotiate in good faith to add to this Amendment a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

                           SECTION 3.4 Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Faxed signatures shall be valid and binding for all purposes.

                           SECTION 3.5 Mutual Drafting. Each party to this Amendment has participated in the drafting of this Amendment, which each party acknowledges is the result of extensive negotiations between the parties. In the event any ambiguity or question of intent arises, this Amendment shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Amendment.

[signature page follows]

     IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of the parties hereto, all as of the date first written above.

HARD ROCK HOTEL, INC.

By: /s/ Brian Ogaz _________________________________
Name: Brian Ogaz
Title: Senior Vice President

MORGANS HOTEL GROUP CO.

By: /s/ Richard Szymanski _________________________________
Name: Richard Szymanski
Title: Vice President/Treasurer

MHG HR ACQUISITION CORP.

By: /s/ Richard Szymanski _________________________________
Name: Richard Szymanski
Title: Vice President/Treasurer

510 DEVELOPMENT CORPORATION
(solely with respect to Section 1.6 and Section 1.8)
hereof)

By: /s/ Brian Ogaz _________________________________
Name: Brian Ogaz
Title: Vice President

/s/ Peter A. Morton
Peter A. Morton
(solely with respect to Section 1.7 hereof)